AMENDMENT TO

AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

This Amendment to the Amended and Restated Fund Accounting Servicing Agreement (this “Amendment”), dated February 26, 2019, is made and entered into by and among LKCM Funds, a Delaware statutory trust (“Trust”), and U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust and Fund Services are parties to that certain Amended and Restated Fund Accounting Servicing Agreement, dated November 17, 2009, as amended (the “Agreement”).

WHEREAS, the parties desire to amend the fees of the Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.    Amendment. Effective as of the date hereof, Amended Exhibit B of the Agreement shall be replaced in its entirety by Second Amended Exhibit B attached to this Amendment.

2.    Full Force and Effect. Except as expressly set forth herein, the Agreement, as amended hereby, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

LKCM FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jacob D. Smith	By:	/s/ Anita M. Zagrodnik
Name:	Jacob D. Smith	Name:	Anita M. Zagrodnik
Title:	CFO/ CCO	Title:	Senior VP 3/27/19

Second Amended Exhibit B to the Amended and Restated Fund Accounting Servicing

Agreement – LKCM Funds

Fund Accounting Services Fee Schedule, effective May 1, 2019

Annual Fund Accounting Fee Based Upon Average Net Assets per Fund*

Base fee on the first $[…] plus

[…] basis points on the next $[…]

[…] basis points on the next $[…]

[…] basis point on the balance

Annual Base Fee*

$[…] per domestic equity fund,

$[…] per domestic balanced fund,

$[…] per domestic fixed Income fund

$[…] per international/global fund

$[…] per alternative strategy fund (bank loans, distressed debt, significant derivative exposure, MLPs, etc.)

•	Additional fee of $[…] for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

•	$[…] per year per fund complex

Data Services

Pricing Services

•	$[…] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps

•	$[…] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

•	$[…] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

•	$[…] – Interest Rate Swaps, Foreign Currency Swaps

•	$[…] – Bank Loans

•	$[…] – Swaptions

•	$[…] – Intraday money market funds pricing, up to […] times […]

•	$[…] – Credit Default Swaps

•	$[…] per […]Manual Security Pricing (>[…])

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

•	$[…]per Foreign Equity Security per […]

•	$[…] per Domestic Equity Security per […]

•	$[…] per CMOs, Asset Backed, Mortgage Backed Security per […]

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing and customized reporting.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, and subject to mutual agreement of the parties, additional reasonable fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.